                                                                     Exhibit 2.2


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                                EARNOUT AGREEMENT

                                      AMONG

                               THE STOCKHOLDERS OF
                          VIEWPOINT INTERNATIONAL, INC.

                                       AND

                             OXFORD INDUSTRIES, INC.
                            DATED AS OF JUNE 13, 2003


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


                                TABLE OF CONTENTS

                                                                                                                Page
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
1.       DEFINITIONS..............................................................................................1
         1.1.     Certain Definitions.............................................................................1
         1.2.     Certain Matters of Construction.................................................................7

2.       EARNOUT PAYMENTS.........................................................................................7
         2.1.     Basic Earnout Payment...........................................................................7
         2.2.     Additional Earnout Payment.....................................................................10
         2.3.     Review and Dispute Procedures..................................................................10
         2.4.     Payment of Earnout Payments; Form of Consideration.............................................11
         2.5.     Operating and Accounting Procedures of the Company.............................................18

3.       MISCELLANEOUS...........................................................................................22
         3.1.     Sellers' Representatives.......................................................................22
         3.2.     Entire Agreement; Waivers......................................................................23
         3.3.     Amendment or Modification......................................................................23
         3.4.     Severability...................................................................................23
         3.5.     Successors and Assigns.........................................................................23
         3.6.     Notices........................................................................................23
         3.7.     Headings.......................................................................................24
         3.8.     Third-Party Beneficiaries......................................................................24
         3.9.     Counterparts...................................................................................25
         3.10.    Governing Law..................................................................................25
         3.11.    Consent to Jurisdiction........................................................................25
         3.12.    WAIVER OF JURY TRIAL...........................................................................25

                                EARNOUT AGREEMENT

      This EARNOUT AGREEMENT (this "Agreement") is made as of the 13th day of June, 2003, among each holder of Shares and/or Warrants of VIEWPOINT INTERNATIONAL, INC., a Delaware corporation (the "Company") listed on Schedule 1 hereto (each, a "Seller" and collectively, the "Sellers"); S. Anthony Margolis, an individual resident of Connecticut and David J. Oddi, an individual resident of Connecticut, as the Sellers' Representatives (the "Sellers' Representatives"); and OXFORD INDUSTRIES, INC., a Georgia corporation (the "Buyer").

                              W I T N E S S E T H:

      WHEREAS, Buyer, the Company, and the Sellers entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated as of April 26, 2003, pursuant to which the Sellers agreed to sell, and Buyer agreed to purchase, all of the outstanding stock and equity interests of the Company on the terms and conditions set forth in the Purchase Agreement;

      WHEREAS, pursuant to Section 8.13 and Section 9.5 of the Purchase Agreement, the parties agreed to enter into this Agreement as a condition to consummation of the transactions contemplated by the Purchase Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    DEFINITIONS. For purposes of this Agreement:

      1.1. Certain Definitions. The following terms shall have the following meanings:

            1.1.1. "Accelerated Stock Amount" shall mean (a) with respect to a Full Accelerated Payment (i) the applicable Sellers Stock Amount divided by the Agreed Closing Oxford Stock Value plus (ii) the applicable Buyer Stock Amount divided by the applicable Average Oxford Trading Price; (b) with respect to a Pro-Rata Accelerated Payment due in FY 2005, (i) the applicable Sellers Stock Amount divided by the Agreed Closing Oxford Stock Value plus (ii) the applicable Buyer Stock Amount divided by the Average Oxford Trading Price and (c) with respect to a Pro-Rata Accelerated Payment due in either FY 2006 or FY 2007, the applicable Buyer Stock Amount divided by the applicable Average Oxford Trading Price.

            1.1.2. "Accelerated Stock Percentage" shall have the meaning set forth in Section 2.2 hereof.

            1.1.3. "Additional Earnout Payment" shall have the meaning set forth in Section 2.2 hereof.

            1.1.4. "Additional Earnout Payment Calculations" shall mean the amounts for the Four-Year Period Adjusted PBT, the Four-Year Period Target PBT and the Additional Earnout Payment.

            1.1.5. "Adjusted PBT" for a Fiscal Year shall mean the applicable EBIT for such Fiscal Year less the applicable Company Capital Charge for such Fiscal Year.

            1.1.6. "Affiliate" shall mean, as to the Buyer (or other specified Person), each Person directly or indirectly controlling or controlled by or under common control with the Buyer (or such specified Person). For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract or otherwise.

            1.1.7. "Agreed Closing Oxford Stock Value" shall be $25.76 per share, subject to adjustment to reflect the effect of any forward or reverse stock split, stock dividend, recapitalization or other similar change with respect to the Oxford Securities occurring after the date hereof and prior to the applicable issuance of Oxford Securities.

            1.1.8. "Arbitrator" shall mean a person who shall be, or shall have been, an audit partner in a nationally recognized independent accounting firm and who shall be appointed by agreement of the Buyer and the Sellers' Representatives or, failing such agreement, by the American Arbitration Association (the "AAA") in accordance with the Commercial Arbitration Rules of the AAA.

            1.1.9. "Available Amount" shall have the meaning set forth in
Section 2.4.1.2 hereof.

            1.1.10. "Average Oxford Trading Price" shall mean the average of the high and low per share sales prices of Oxford Securities during the regular trading sessions on the applicable Stock Exchange for each of the ten (10) full trading days (the "10 Trading Days") immediately preceding (but not including) the applicable Payment Date. For purposes of this definition, "Stock Exchange" shall mean (a) the New York Stock Exchange or (b) if Oxford Securities are not listed on the New York Stock Exchange at the time of any payment pursuant to
Section 2.3, another national securities exchange on which shares of Oxford Securities are listed. The "Average Oxford Trading Price" shall be adjusted as necessary to reflect the effect of any forward or reverse stock split, stock dividend, recapitalization or other similar change with respect to the Oxford Securities effective during the applicable 10 Trading Days during which the applicable "Average Oxford Trading Price" is determined.

            1.1.11. "Basic Earnout Payment" and "Basic Earnout Payments" shall have the respective meanings set forth in Section 2.1.1 hereof.

            1.1.12. "Basic Earnout Payment Calculations" shall mean, for each Fiscal Year, the amounts for the applicable Adjusted PBT, the applicable Target PBT and the applicable Basic Earnout Payment.

            1.1.13. "Bonus Plan" shall mean the Employee Cash Bonus Plan established pursuant to Section 7.18 of the Purchase Agreement.

            1.1.14. "Business Day" shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

            1.1.15. "Buyer Accelerated Stock Percentage" shall have the meaning set forth in Section 2.4.2 hereof.

            1.1.16. "Buyer Stock Amount" shall mean (a) with respect to a Basic Earnout Payment, (i) for each of FY 2004 and FY 2005, respectively, the Basic Earnout Payment for such Fiscal Year multiplied by the FY 04/05 Buyer Percentage for such Fiscal Year, and (ii) for each of FY 2006 and FY 2007, respectively, the Basic Earnout Payment for such Fiscal Year multiplied by the FY 06/07 Buyer Percentage for such Fiscal Year; (b) with respect to a Full Accelerated Payment, the Full Accelerated Payment multiplied by the FY04/05 Accelerated Buyer Percentage; and (c) with respect to a Pro-Rata Accelerated Payment, (i) for FY 2005, the Pro-Rata Accelerated Payment multiplied by the FY 04/05 Accelerated Buyer Percentage for such Fiscal Year, and (ii) for each of FY 2006 and FY 2007, respectively, the Pro-Rata Accelerated Payment multiplied by the Buyer Accelerated Stock Percentage.

            1.1.17. "Cash Amount" shall mean (a) with respect to a Basic Earnout Payment, a cash payment equal to the Basic Earnout Payment for the applicable Fiscal Year multiplied by the applicable Cash Percentage; (b) with respect to a Full Accelerated Payment, a cash payment equal to the Full Accelerated Payment multiplied by the applicable Cash Percentage; and (c) with respect to a Pro-Rata Accelerated Payment, a cash payment equal to the Pro-Rata Accelerated Payment multiplied by the applicable Cash Percentage.

            1.1.18. "Cash Percentage" shall mean (a) with respect to a Basic Earnout Payment (i) for each of FY 2004 and FY 2005, respectively, 100% minus the sum of the applicable Sellers Stock Percentage and the applicable FY 04/05 Buyer Percentage for such Fiscal Year, and (ii) for each of FY 2006 and FY 2007, respectively, 100% minus the applicable FY 06/07 Buyer Percentage for such Fiscal Year; (b) with respect to a Full Accelerated Payment, 100% minus the sum of the applicable Accelerated Stock Percentage and the applicable FY 04/05 Accelerated Buyer Percentage; and (c) with respect to a Pro-Rata Accelerated Payment, (i) for FY 2005, 100% minus the sum of the applicable Accelerated Stock Percentage and the applicable FY 04/05 Accelerated Buyer Percentage, and (ii) for each of FY 2006 and FY 2007, respectively, 100% minus the applicable Buyer Accelerated Stock Percentage.

            1.1.19. "Closing" shall mean the closing of the transactions contemplated by the Purchase Agreement.

            1.1.20. "Company Accounting Entities" shall mean those entities set forth on Schedule 1.1.20 hereto.

            1.1.21. "Company Capital Charge" for a Fiscal Year shall mean the product of (a) the average of the month-end "Adjusted Net Assets" included in such Fiscal Year (for purposes of clarity, Exhibit 1.1.21 sets forth the months and weeks in each Fiscal Year and (b) 0.1. "Adjusted Net Assets" shall be determined in accordance with the guidelines set forth in Schedule 1.1.21 hereto.

            1.1.22. "Credit Facility" shall mean the "Senior Debt," as that term is defined in the Earnout Subordination Agreement (the "Subordination Agreement"), dated as of June 13, 2003, among SunTrust Bank, as Agent for the "Lenders" (as defined in the Subordination

Agreement), SunTrust Bank, as Trustee for the Noteholders (as defined in the Subordination Agreement), the Sellers and the Buyer.

            1.1.23. "EBIT" for a Fiscal Year shall be equal to net after tax income of the Company Accounting Entities calculated on a stand-alone basis without giving effect to the impact from the payments contemplated in this Agreement or the Purchase Agreement (including the payments pursuant to Section
3.1 of the Purchase Agreement and any fees and expenses of Buyer) plus (a) state and federal income taxes plus (b) interest expense or financing fees included in such interest expense plus (c) amounts paid or payable to the Buyer which are in excess of those which would be incurred on an arm's length basis for services performed by the Buyer to Company plus (d) any other amounts paid or payable to Buyer for services or charges not historically incurred by the Company Accounting Entities prior to the Closing less (e) Other Income (Plus Expense) as consistent with past practice.

            1.1.24. "Fiscal Year" shall mean, as the case may be, FY 2004, FY 2005, FY 2006 or FY 2007.

            1.1.25. "Foreign Accounts Payable Monthly Average" shall have the meaning set forth in Section 2.5.4.5 hereof.

            1.1.26. "Four-Year Period" shall have the meaning set forth in
Section 2.1.1 hereof.

            1.1.27. "Four-Year Period Adjusted PBT" shall mean the sum of the Adjusted PBT for FY 2004, the Adjusted PBT for FY 2005, the Adjusted PBT for FY 2006, and the Adjusted PBT for FY 2007, each as finally determined pursuant to
Section 2.3 for the applicable Fiscal Year's Basic Earnout Payment.

            1.1.28. "Four-Year Period Excess Amount" shall mean the Four-Year Period Adjusted PBT less the Four-Year Period Target PBT.

            1.1.29. "Four-Year Period Target PBT" shall mean the sum of the FY 2004 Target PBT and $177,800,000.

            1.1.30. "Full Accelerated Payment" shall have the meaning set forth in Section 2.5.8.2.1 hereof.

            1.1.31. "Fully Diluted Shares" shall mean 17,096,698 Shares of Common Stock. It is understood that the respective Shares of Common Stock shown as owned by the Sellers on Schedule 1 have been determined based on a fully diluted basis.

            1.1.32. "FY 04/05 Accelerated Buyer Percentage" shall have the meaning set forth in Section 2.4.1.2 hereof.

            1.1.33. "FY 04/05 Buyer Percentage" with respect to a Basic Earnout Payment for FY 2004 and FY 2005, as applicable, shall have the meaning set forth in Section 2.4.1.2 hereof.

            1.1.34. "FY 06/07 Buyer Percentage" with respect to a Basic Earnout Payment for FY 2006 and FY 2007, as applicable, shall have the meaning set forth in Section 2.4.2 hereof.

            1.1.35. "FY 2004" shall mean the period beginning on the date hereof and ending May 28, 2004.

            1.1.36. "FY 2004 Target PBT" shall mean $42,300,000 multiplied by a fraction (a) the numerator of which shall be the number of actual days in FY 2004 and (b) the denominator of which shall be 365.

            1.1.37. "FY 2005" shall mean the fiscal year beginning May 29, 2004 and ending June 3, 2005.

            1.1.38. "FY 2005 Target PBT" shall mean $50,000,000, as adjusted pursuant to Section 2.1.2.4 herein.

            1.1.39. "FY 2006" shall mean the fiscal year beginning June 4, 2005 and ending June 2, 2006.

            1.1.40. "FY 2006 Target PBT" shall mean $58,100,000, as adjusted pursuant to Section 2.1.3.4 herein.

            1.1.41. "FY 2007" shall mean the fiscal year beginning June 3, 2006 and ending June 1, 2007.

            1.1.42. "FY 2007 Target PBT" shall mean $69,700,000, as adjusted pursuant to Section 2.1.4.4 herein.

            1.1.43. "GAAP" shall mean generally accepted accounting principles in the United States as in effect as of the date hereof, consistently applied.

            1.1.44. "Governmental Authority" shall mean any domestic or foreign national, state, multi-state or municipal or other local government or any subdivision, agency, commission or authority or regulatory or administrative agency thereof.

            1.1.45. "Minimum Foreign Accounts Payable" shall have the meaning set forth in Section 2.5.4.5 hereof.

            1.1.46. "Maximum Amount" shall have the meaning set forth in Section
2.4.1.1 hereof.

            1.1.47. "Oxford Limit" shall have the meaning set forth in Section
2.4.1.2 hereof.

            1.1.48. "Oxford Securities" shall mean shares of common stock, par value $1.00 per share, of the Buyer.

            1.1.49. "Payment Date" shall mean, with respect to each Fiscal Year, the date on which the Buyer pays an applicable Basic Earnout Payment to the Sellers in accordance with Section 2.3 herein.

            1.1.50. "Person" shall mean any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, labor union or other entity other than any Governmental Authority.

            1.1.51. "Pro-Rata Accelerated Payment" shall have the meaning set forth in Section 2.5.8.2.2 hereof.

            1.1.52. "Sale Notice" is defined in Section 2.5.8.2.1.

            1.1.53. "Sale Transactions" is defined in Section 2.5.8.2.1.

            1.1.54. "Seller's Percentage" shall mean, as to each Seller (calculated as of the date hereof), a percentage equal to (a) the sum of (i) the number of shares of Common Stock owned by such Seller and (ii) the number of shares of Common Stock subject to the Warrant owned by such Seller divided by
(b) the Fully Diluted Shares. For all purposes of this Agreement, the respective Seller's Percentage for each Seller shall be as set forth on Schedule 1 hereto.

            1.1.55. "Sellers Stock Amount" shall mean (a) with respect to a Basic Earnout Payment, for each of FY 2004 and FY 2005, respectively, the Basic Earnout Payment for such Fiscal Year multiplied by the Sellers Stock Percentage for such Fiscal Year; (b) with respect to a Full Accelerated Payment, the Full Accelerated Payment multiplied by the Accelerated Stock Percentage; and (c) with respect to a Pro-Rata Accelerated Payment due in FY 2005, the Pro-Rata Accelerated Payment multiplied by the Accelerated Stock Percentage.

            1.1.56. "Sellers Stock Percentage" shall have the meaning set forth in Section 2.4.1.1 hereof.

            1.1.57. "Senior Lenders" shall mean the lenders under the Credit Facility.

            1.1.58. "Shares" shall mean the issued and outstanding shares of Class A Common Stock of the Company, $.0001 par value per share ("Class A Common Stock"), and Class C Common Stock of the Company, $.0001 par value per share ("Class C Common Stock" and, together with the Class A Common Stock, the "Common Stock"), assuming for this purpose the full exercise of the Warrants and the issuance of all Shares issuable thereunder.

            1.1.59. "Stock Amount" shall mean (a) with respect to each of FY 2004 and FY 2005, respectively, (i) the Sellers Stock Amount for such Fiscal Year divided by the Agreed Closing Oxford Stock Value plus (ii) the Buyer Stock Amount for such Fiscal Year divided by the Average Oxford Trading Price for such Fiscal Year and (b) with respect to each of FY 2006 and FY 2007, respectively, the Buyer Stock Amount for such Fiscal Year divided by the Average Oxford Trading Price for such Fiscal Year.

            1.1.60. "Subsidiary" shall mean any Person of which any specified Person shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

            1.1.61. "Target PBT" shall mean, as the case may be, the FY 2004 Target PBT, the FY 2005 Target PBT, the FY 2006 Target PBT, or the FY 2007 Target PBT.

            1.1.62. "Warrants" shall mean the Contingent Warrants to Purchase Shares of Class C Common Stock of the Company, issued to SKM-TB, LLC on February 9, 2001.

      1.2. Certain Matters of Construction. In addition to the definitions referred to or set forth in this Section 1:

            1.2.1. The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

            1.2.2. The words "party" and "parties" shall refer to the Sellers and the Buyer.

            1.2.3. Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine, or neuter gender shall include each other gender.

            1.2.4. Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in effect as of the date hereof, consistently applied.

            1.2.5. The word "including" shall mean including without limitation.

2.    EARNOUT PAYMENTS.

      2.1. Basic Earnout Payment.

            2.1.1. Generally. The Buyer will pay the Sellers up to an aggregate of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (individually, a "Basic Earnout Payment," and collectively, the "Basic Earnout Payments") with respect to each of FY 2004, FY 2005, FY 2006, and FY 2007 (collectively, the "Four-Year Period"), in each case, subject to the review and dispute procedures set forth in Section 2.3, based on the achievement of the performance targets for the applicable periods specified below. The aggregate Basic Earnout Payments paid to all the Sellers with respect to the entire Four-Year Period shall not in the aggregate exceed Fifty Million Dollars ($50,000,000).

      2.1.2. FY 2004 Basic Earnout Payment.

            2.1.2.1 If, for FY 2004, Adjusted PBT is equal to or less than 90% of the FY 2004 Target PBT, then no Basic Earnout Payment will be earned with respect to FY 2004.

            2.1.2.2 If, for FY 2004, Adjusted PBT is greater than 90% of the FY 2004 Target PBT but less than 100% of the FY 2004 Target PBT, then a Basic Earnout Payment payable to the Sellers, in accordance with Section 2.3 and
Section 2.4 herein, in the following total amount will be earned with respect to FY 2004: $12,500,000 multiplied by a fraction (a) the numerator of which shall be (i) the Adjusted PBT for FY 2004 minus (ii) the product of (1) the FY 2004 Target PBT multiplied by (2) 0.9 and (b) the denominator of which shall be the FY 2004 Target PBT multiplied by 0.1.

            2.1.2.3 If, for FY 2004, Adjusted PBT is greater than or equal to 100% of the FY 2004 Target PBT, then a Basic Earnout Payment payable to the Sellers, in accordance with Section 2.3 and Section 2.4 herein, in the total amount of $12,500,000 will be earned with respect to FY 2004.

            2.1.2.4 If, for FY 2004, Adjusted PBT is less than the FY 2004 Target PBT, then the FY 2005 Target PBT shall be increased by the amount by which the Adjusted PBT for FY 2004 is less than the FY 2004 Target PBT. If, for FY 2004, Adjusted PBT is greater than the FY 2004 Target PBT, then the FY 2005 Target PBT shall be decreased by an amount equal to the lesser of (a) the amount by which the Adjusted PBT for FY 2004 is greater than the FY 2004 Target PBT or
(b) the amount equal to the FY 2005 Target PBT prior to any adjustment pursuant to this Section 2.1.2.4.

      2.1.3. FY 2005 Basic Earnout Payment.

            2.1.3.1 If, for FY 2005, Adjusted PBT is equal to or less than 90% of the FY 2005 Target PBT, then no Basic Earnout Payment will be earned with respect to FY 2005.

            2.1.3.2 If, for FY 2005, Adjusted PBT is greater than 90% of the FY 2005 Target PBT but less than 100% of the FY 2005 Target PBT, then a Basic Earnout Payment payable to the Sellers, in accordance with Section 2.3 and
Section 2.4 herein, in the following total amount will be earned with respect to FY 2005: $12,500,000 multiplied by a fraction (a) the numerator of which shall be (i) the Adjusted PBT for FY 2005 minus (ii) the product of (1) the FY 2005 Target PBT multiplied by (2) 0.9 and (b) the denominator of which shall be the FY 2005 Target PBT multiplied by 0.1.

            2.1.3.3 If, for FY 2005, Adjusted PBT is greater than or equal to 100% of the FY 2005 Target PBT, then a Basic Earnout Payment payable to the Sellers, in accordance with Section 2.3 and Section 2.4 herein, in the total amount of $12,500,000 will be earned with respect to FY 2005.

            2.1.3.4 If, for FY 2005, Adjusted PBT is less than the FY 2005 Target PBT, then the FY 2006 Target PBT shall be increased by the amount by which the Adjusted PBT for FY 2005 is less than the FY 2005 Target PBT. If, for FY 2005, Adjusted PBT is greater than the FY 2005 Target PBT, then the FY 2006 Target PBT shall be decreased by an amount equal to the lesser of (a) the amount by which the Adjusted PBT for FY 2005 is greater than the FY 2005 Target PBT or
(b) the amount equal to the FY 2006 Target PBT prior to any adjustment pursuant to this Section 2.1.3.4.

      2.1.4. FY 2006 Basic Earnout Payment.

            2.1.4.1 If, for FY 2006, Adjusted PBT is equal to or less than 90% of the FY 2006 Target PBT, then no Basic Earnout Payment will be earned with respect to FY 2006.

            2.1.4.2 If, for FY 2006, Adjusted PBT is greater than 90% of the FY 2006 Target PBT but less than 100% of the FY 2006 Target PBT, then a Basic Earnout Payment payable to the Sellers, in accordance with Section 2.3 and
Section 2.4 herein, in the following total amount will be earned with respect to FY 2006: $12,500,000 multiplied by a fraction (a) the numerator of which shall be (i) the Adjusted PBT for 2006 minus (ii) the product of (1) the FY 2006 Target PBT multiplied by (2) 0.9 and (b) the denominator of which shall be the FY 2006 Target PBT multiplied by 0.1.

            2.1.4.3 If, for FY 2006, Adjusted PBT is greater than or equal to 100% of the FY 2006 Target PBT, then a Basic Earnout Payment payable to the Sellers, in accordance with Section 2.3 and Section 2.4 herein, in the total amount of $12,500,000 will be earned with respect to FY 2006.

            2.1.4.4 If, for FY 2006, Adjusted PBT is less than the FY 2006 Target PBT, then the FY 2007 Target PBT shall be increased by the amount by which the Adjusted PBT for FY 2006 is less than the FY 2006 Target PBT. If, for FY 2006, Adjusted PBT is greater than the FY 2006 Target PBT, then the FY 2007 Target PBT shall be decreased by an amount equal to the lesser of (a) the amount by which the Adjusted PBT for FY 2006 is greater than the FY 2006 Target PBT or
(b) the amount equal to the FY 2007 Target PBT prior to any adjustment pursuant to this Section 2.1.4.4.

            2.1.5. FY 2007 Basic Earnout Payment.

                  2.1.5.1 If, for FY 2007, Adjusted PBT is equal to or less than 90% of the FY 2007 Target PBT, then no Basic Earnout Payment will be earned with respect to FY 2007.

                  2.1.5.2 If, for FY 2007, Adjusted PBT is greater than 90% of the FY 2007 Target PBT but less than 100% of the FY 2007 Target PBT, then a Basic Earnout Payment payable to the Sellers, in accordance with Section
      2.3 and Section 2.4 herein, in the following total amount will be earned with respect to FY 2007: $12,500,000 multiplied by a fraction (a) the numerator of which shall be (i) the Adjusted PBT for FY 2007 minus (ii) the product of (1) the FY 2007 Target PBT multiplied by (2) 0.9 and (b) the denominator of which shall be the FY 2007 Target PBT multiplied by 0.1.

                  2.1.5.3 If, for FY 2007, Adjusted PBT is greater than or equal to 100% of the FY 2007 Target PBT, then a Basic Earnout Payment payable to the Sellers, in accordance with Section 2.3 and Section 2.4 herein, in the total amount of $12,500,000 will be earned with respect to FY 2007.

      2.2. Additional Earnout Payment. The Buyer will pay the Sellers a total of up to Twenty-Five Million Dollars ($25,000,000) (the "Additional Earnout Payment") with respect to the Four-Year Period, subject to the review and dispute procedures set forth in Section 2.3, based on the achievement of the following performance targets for the Four-Year Period:

            2.2.1. If, during the Four-Year Period, the Four-Year Period Adjusted PBT is equal to or less than 100% of the Four-Year Period Target PBT, then no Additional Earnout Payment will be earned.

            2.2.2. If, during the Four-Year Period, the Four-Year Period Adjusted PBT is greater than 100% of the Four-Year Period Target PBT, then the Buyer shall pay the Sellers, in the aggregate, an Additional Earnout Payment equal to: the lesser of (a) the Four-Year Period Excess Amount multiplied by
0.3333 or (b) Twenty-Five Million Dollars ($25,000,000).

      2.3. Review and Dispute Procedures. Within seventy-five (75) days of the end of each Fiscal Year, the Buyer shall submit to the Sellers' Representatives in writing the proposed figures for the applicable Basic Earnout Payment Calculations for the most recently ended Fiscal Year and, with respect to FY 2007, the Additional Earnout Payment Calculations (collectively, the "Earnout Calculations"), together with all supporting documentation necessary for a review of such Earnout Calculations. The Buyer shall give the Sellers' Representatives and other appropriate representatives of the Sellers such access during normal business hours to the books and records of each of the Buyer and the Company as the Sellers' Representatives shall reasonably request in order to evaluate such Earnout Calculations. If the Sellers' Representatives object to any of the Earnout Calculations within thirty (30) days of delivery thereof, they will deliver to the Buyer a notice of objection (an "Objection Notice") with respect to such Earnout Calculations. If no Objection Notice is delivered to the Buyer within such thirty (30) day period or if the Sellers' Representatives deliver to the Buyer a notice of acceptance of such calculations

(the "Acceptance"), the applicable Earnout Calculations for such Fiscal Year shall be final and binding, and any Basic Earnout Payment and, if applicable, any Additional Earnout Payment shall be paid to the Sellers by the Buyer in accordance with Section 2.4 herein within the later of (a) ten (10) Business Days after the earlier of (i) the expiration of such thirty (30) day period or
(ii) the date the Acceptance is delivered to the Buyer, as the case may be, and
(b) with respect to FY 2004 and FY 2005, ten (10) Business Days following the Buyer's receipt of the Sellers Stock Percentage pursuant to Section 2.4.1.1. If an Objection Notice is given, the Buyer and the Sellers' Representatives shall attempt in good faith to resolve the objection. If the Buyer and the Sellers' Representatives are unable to reach agreement within twenty (20) days after an Objection Notice has been given, the parties shall submit their final calculations of the items in dispute to the Arbitrator as soon as practical following the end of such twenty (20) day period, but in any event within thirty-five (35) days after the applicable Objection Notice has been received by the Buyer. The Arbitrator will be directed to review such final calculations and, within fifteen (15) days, make a selection as to which of the final calculations presented to it is, in the aggregate, more accurate and to provide a written report that sets forth the Arbitrator's determination of the applicable Earnout Calculations for such Fiscal Year. The resolution of the dispute by the Arbitrator will be final and binding on the parties hereto. The fees and expenses of the Arbitrator shall be paid by the party whose proposed calculation is not selected by the Arbitrator. Within the later of (a) ten (10) Business Days after the final determination of the Earnout Calculations by the Arbitrator and (b) with respect to FY 2004 and FY 2005, ten (10) Business Days following the Buyer's receipt of the Sellers Stock Percentage pursuant to
Section 2.4.1.1, the Buyer shall pay, in accordance with Section 2.4 herein, to the Sellers any Basic Earnout Payment and, if applicable, any Additional Earnout Payment which is payable hereunder. Each Seller acknowledges that receipt of the applicable Adjusted PBT for any Fiscal Year, to the extent not already disclosed to the public, may constitute receipt of material, non-public information concerning the Buyer. Each Seller acknowledges that they are prohibited from (a) purchasing or selling securities of the Buyer until such information (or financial information of Buyer covering the relevant time period) is disclosed to the public and (b) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Buyer until such information is disclosed to the public.

      2.4. Payment of Earnout Payments; Form of Consideration.

            2.4.1. FY 2004 and 2005 Election.

                  2.4.1.1 Sellers Stock Percentage. If any Basic Earnout Payment shall be due and payable for FY 2004 or FY 2005 pursuant to Section 2.3 hereof, the Sellers' Representatives may elect (on behalf of all of the Sellers as a whole), at their sole option, that up to 50% of such Basic Earnout Payment for such applicable Fiscal Year be paid by the Buyer through the issuance of Oxford Securities valued at the Agreed Closing Oxford Stock Value (such percentage, as selected for FY 2004 or FY 2005, as the case may be, is referred to herein as the "Sellers Stock Percentage"). The Sellers' Representatives shall submit the applicable Sellers Stock Percentage to the Buyer within five (5) Business Days after the date of the determination of the final Earnout Calculations for FY 2004 or FY 2005, as applicable, pursuant to Section 2.3 herein. Notwithstanding the foregoing, in the event a Full Accelerated Payment or a

      Pro-Rata Accelerated Payment shall be due and payable for FY 2004 or FY 2005 pursuant to Section 2.5.8.2, the Sellers' Representatives may elect (on behalf of all of the Sellers as a whole), at their sole option and subject to the last sentence of this Section 2.4.1.1, that up to 50% of such Full Accelerated Payment or Pro-Rata Accelerated Payment, as the case may be, be paid by the Buyer through the issuance of Oxford Securities valued at the Agreed Closing Oxford Stock Value (such percentage is referred to herein as the "Accelerated Stock Percentage"). The Sellers' Representatives shall submit the Accelerated Stock Percentage applicable to the Full Accelerated Payment or a Pro-Rata Accelerated Payment, as the case may be, to the Buyer within five (5) Business Days after receipt of the Sale Notice. Notwithstanding any other provision in this Agreement,
      (a) the aggregate amount of all Basic Earnout Payments, Full Accelerated Payments and Pro-Rata Accelerated Payments payable by the Buyer to the Sellers in accordance with this Section 2.4.1.1 through the issuance of Oxford Securities valued at the Agreed Closing Oxford Stock Value shall not exceed $12,500,000 (the "Maximum Amount") and (b) if the Sellers Stock Percentage or the Accelerated Stock Percentage, as the case may be, otherwise selected by the Sellers' Representatives would otherwise result in the issuance, in the aggregate, of Oxford Securities in accordance with this Section 2.4.1.1 in excess of the Maximum Amount, then the Sellers Stock Percentage or the Accelerated Stock Percentage, as the case may be, shall be deemed for all purposes hereunder to be adjusted downward as necessary to limit such issuance, in the aggregate, to the Maximum Amount.

                  2.4.1.2 FY 04/05 Buyer Percentage. If any Basic Earnout Payment shall be due and payable for FY 2004 or FY 2005 and the Sellers Stock Percentage for such applicable Fiscal Year is less than 50% (the difference, if any, between such percentages being referred to herein as the "Available Buyer Percentage"), the Buyer may elect, at its sole option, to pay up to the Available Buyer Percentage of such Basic Earnout Payment for such applicable Fiscal Year by issuing Oxford Securities to the Sellers valued at the applicable Average Oxford Trading Price (such percentage, as selected for FY 2004 or FY 2005, as the case may be, is referred to herein as the "FY 04/05 Buyer Percentage"). For such Fiscal Years, the Buyer shall submit the FY 04/05 Buyer Percentage to the Sellers' Representatives within five (5) Business Days after the Buyer receives the applicable Sellers Stock Percentage from the Sellers' Representatives pursuant to Section 2.4.1.1. Notwithstanding anything in this Agreement to the contrary, if and to the extent that the Buyer is precluded under the terms of the Credit Facility from paying in cash any Basic Earnout Payment otherwise payable for FY 2004 or FY 2005, then, at the written request of the Sellers' Representatives, the Buyer shall be required to pay the full Available Buyer Percentage of such Basic Earnout Payment for such applicable Fiscal Year by issuing Oxford Securities to the Sellers valued at the Applicable Average Oxford Trading Price (and, if required, the Buyer shall as soon as possible take all commercially reasonable efforts necessary to obtain approval of the stockholders of the Buyer to issue such Oxford Securities). Notwithstanding the foregoing, in the event a Full Accelerated Payment or a Pro-Rata Accelerated Payment shall be due and payable for FY 2004 or FY 2005 pursuant to Section
      2.5.8.2 and the Accelerated Stock Percentage applicable to such payment is less than 50% (such difference, if any, the "Available Amount"), the Buyer may elect, at its sole option, to pay up to the Available Amount of such Full Accelerated Payment or Pro-Rata

      Accelerated Payment, as the case may be, by issuing Oxford Securities to the Sellers valued at the Average Oxford Trading Price (such percentage is referred to herein as the "FY 04/05 Accelerated Buyer Percentage"). The Buyer shall submit the FY 04/05 Accelerated Buyer Percentage applicable to the Full Accelerated Payment or Pro-Rata Accelerated Payment, as the case may be, to the Sellers' Representatives within five (5) Business Days after receipt of the Accelerated Stock Percentage. Notwithstanding any other provision in this Agreement, (a) the aggregate amount of all Basic Earnout Payments, Full Accelerated Payments and Pro-Rata Accelerated Payments payable by the Buyer to the Sellers in accordance with this
      Section 2.4.1.2 and/or Section 2.4.2 hereof through the issuance of Oxford Securities valued at the Average Oxford Trading Price shall not exceed the Oxford Limit and (b) if the FY 04/05 Buyer Percentage, the FY 04/05 Accelerated Buyer Percentage, the FY 06/07 Buyer Percentage or the Buyer Accelerated Stock Percentage, as the case may be, otherwise selected by the Buyer would otherwise result in the issuance, in the aggregate, of Oxford Securities in accordance with this Section 2.4.1.2 and/or Section
      2.4.2 hereof in excess of the Oxford Limit, then the FY 04/05 Buyer Percentage, the FY 04/05 Accelerated Buyer Percentage, the FY 06/07 Buyer Percentage or the Buyer Accelerated Stock Percentage, as the case may be, shall be deemed for all purposes hereunder to be adjusted downward as necessary to limit such issuance, in the aggregate, to the Oxford Limit. As used herein, the term "Oxford Limit" shall mean an amount equal to (i) $25,000,000 less (2) the cumulative amount of Basic Earnout Payments, Full Accelerated Payments and Pro-Rata Accelerated Payment which the Sellers' Representatives have elected to have paid by the Buyer through the issuance of Oxford Securities valued at the Agreed Closing Oxford Stock Value in accordance with Section 2.4.1.1.

            2.4.2. FY 2006 and 2007 Election. If any Basic Earnout Payment shall be due and payable for FY 2006 or FY 2007 pursuant to Section 2.3 hereof, the Buyer may elect, at its sole option, to pay up to 50% of the amount of such Basic Earnout Payment by issuing Oxford Securities to the Sellers valued at the applicable Average Oxford Trading Price (such percentage, as selected for FY 2006 or FY 2007, as the case may be, is referred to herein as the "FY 06/07 Buyer Percentage"). The Buyer shall submit the FY 06/07 Buyer Percentage to the Sellers' Representatives within five (5) Business Days after the date of the determination of the final Earnout Calculations for a particular Fiscal Year pursuant to Section 2.3 herein. Notwithstanding anything in this Agreement to the contrary, if and to the extent that the Buyer is precluded under the terms of the Credit Facility from paying in cash any Basic Earnout Payment otherwise payable for FY 2006 or FY 2007, then, at the written request of the Sellers' Representatives, the Buyer shall be required to pay the full FY 06/07 Buyer Percentage of such Basic Earnout Payment for such applicable Fiscal Year by issuing Oxford Securities to the Sellers valued at the Applicable Average Oxford Trading Price (and, if required, the Buyer shall as soon as possible take all commercially reasonable efforts necessary to obtain approval of the stockholders of the Buyer to issue such Oxford Securities). Notwithstanding the foregoing, in the event a Pro-Rata Accelerated Payment shall be due and payable in FY 2006 or FY 2007 pursuant to Section 2.5.8.2, the Buyer may elect, at its sole option, to pay up to 50% of such Pro-Rata Accelerated Payment by issuing Oxford Securities to the Sellers valued at the Applicable Oxford Trading Price (such percentage is referred to herein as the "Buyer Accelerated Stock Percentage"). The Buyer shall submit the Buyer Accelerated Stock Percentage applicable to the

Pro-Rata Accelerated Payment to the Sellers' Representatives within five (5) Business Days after delivery of the Sale Notice.

            2.4.3. Payment of Earnout Amounts.

                  2.4.3.1 Basic Earnout Payments. At such time as any Basic Earnout Payment shall be due and payable pursuant to Section 2.3, the Buyer shall pay and issue to each Seller, to such account or accounts (or address) as specified by the Sellers' Representatives to the Buyer in writing from time to time (a) such Seller's Seller's Percentage of the Cash Amount and (b) subject to Section 2.4.4 hereof, such Seller's Seller's Percentage of the number of shares of Oxford Securities equal to the Stock Amount.

                  2.4.3.2 Full Accelerated Payment. At such time as any Full Accelerated Payment shall be due and payable pursuant to Section 2.5.8.2.1, the Buyer shall pay and issue to each Seller, to such account or accounts (or address) as specified by the Sellers' Representatives to the Buyer in writing from time to time (a) such Seller's Seller's Percentage of the Cash Amount and (b) subject to Section 2.4.4 hereof, such Seller's Seller's Percentage of the number of shares of Oxford Securities equal to the Accelerated Stock Amount.

                  2.4.3.3 Pro-Rata Accelerated Payment. At such time as any Pro-Rata Accelerated Payment shall be due and payable pursuant to Section 2.5.8.2.2, the Buyer shall pay and issue to each Seller, to such account or accounts (or address) as specified by the Sellers' Representatives to the Buyer in writing from time to time (a) such Seller's Seller's Percentage of the Cash Amount and (b) subject to Section 2.4.4 hereof, such Seller's Seller's Percentage of the number of shares of Oxford Securities equal to the Accelerated Stock Amount.

            2.4.4. Additional Provisions Relating to Oxford Securities.

                  2.4.4.1 The number of Oxford Securities to be issued pursuant to Section 2.4.3 of this Agreement based upon the Buyer's election pursuant to Section 2.4.1.2 or Section 2.4.2, if any, shall be adjusted as necessary to reflect the effect of any forward or reverse stock split, stock dividend, recapitalization, or other similar change with respect to the Oxford Securities occurring during or after the 10 Trading Days during which the Average Oxford Trading Price is determined and prior to the applicable issuance of Oxford Securities (with any such adjustment to be determined in recognition of any related adjustment being made to the applicable Average Oxford Trading Price.

                  2.4.4.2 No fractional shares of Oxford Securities shall be issued pursuant to this Agreement. In lieu thereof, each Seller who would otherwise be entitled to receive a fraction of a share of Oxford Securities shall be entitled to receive, within two (2) Business Days following the date on which any Basic Earnout Payment, Full Accelerated Payment or Pro-Rata Accelerated Payment shall be due and payable pursuant to Section 2.3 or Section 2.5.8.2, as applicable, an amount of cash equal to (a) the Average Oxford Trading Price (except with respect to any issuance of Oxford Securities attributable to the Sellers Stock Percentage or Accelerated Stock Percentage of any Basic Earnout Payment for each of FY 2004 or FY 2005 or any Full Accelerated Payment or Pro-Rata Accelerated Payment, in which case the value for this subpart (a) shall be the Agreed Closing Oxford Stock Value) multiplied by (b) the fraction of a share of Oxford Securities to which such Seller otherwise would be entitled.

                  2.4.4.3 As soon as practicable following the date on which any Basic Earnout Payment, Full Accelerated Payment or Pro-Rata Accelerated Payment shall be due and payable pursuant to Section 2.3 or Section 2.5.8.2, and subject to each Seller complying with Section 2.4.9 of this Agreement, if the FY 04/05 Buyer Percentage, the FY 06/07 Buyer Percentage, the FY 04/05 Accelerated Buyer Percentage, the Buyer Accelerated Stock Percentage, the Sellers Stock Percentage or the Accelerated Stock Percentage, as the case may be, is greater than 0%, the Buyer will issue and deliver to the Sellers stock certificates representing the applicable Oxford Securities.

            2.4.5. Additional Earnout Payment. At such time as any Additional Earnout Payment shall be due and payable pursuant to Section 2.3 herein, the Buyer shall pay to each Seller, to such account or accounts as specified by the Sellers' Representatives to the Buyer in writing from time to time, a cash payment equal to such Seller's Seller's Percentage of the Additional Earnout Payment.

            2.4.6. Restrictions on Payment of Earnout Payments. Notwithstanding anything to the contrary herein, except as provided in the immediately following sentence,the Buyer shall not be required to pay any portion of any Basic Earnout Payment or any portion of the Additional Earnout Payment if (a) any of the Senior Lenders restrict such payments due to a default under the Credit Facility (or such payment would otherwise result in a default under the Credit Facility) or (b) payment of any Basic Earnout Payment or Additional Earnout Payment would prevent the Buyer from making the minimum level of capital expenditures not to exceed $2 million within twelve (12) months following such payment that the Buyer reasonably determines are necessary for the operation of the Buyer's and/or the Company's business in a manner consistent with past practice. The Buyer shall not under any circumstance be permitted to defer or withhold pursuant to this Section 2.4.6 any amount otherwise payable as a Full Accelerated Payment or a Pro-Rata Accelerated Payment. The Buyer shall notify the Sellers' Representatives as soon as is reasonably practicable after the Buyer becomes aware of circumstances that would permit non-payment of any Basic Earnout Payment or Additional Earnout Payment pursuant to the first sentence of this Section 2.4.6. The parties agree that payment of a Basic Earnout Payment or Additional Earnout Payment that is due and payable pursuant to Section 2.3, as applicable, shall have priority and be paid prior to any dividend to the Buyer's shareholders. If payment of all or any portion of a Basic Earnout Payment or an Additional Earnout Payment is withheld pursuant to this Section 2.4.6, then interest, compounded on an annual basis, will accrue on the unpaid balance at the rate of 12.5% per annum from the date such payment is due until the date such payment is made. Any payment withheld pursuant to clause (a) of the first sentence of this Section 2.4.6 shall be paid by the Buyer at the earliest date as of which such payment can be made without being in violation of the standards set forth in such clause (a). Any payment withheld pursuant to clause (b) of the first sentence of this Section 2.4.6 shall be payable in any event as of the earlier of (i) one (1) year after such payment was originally payable hereunder or (ii) such date as of which the Buyer has made capital expenditures of at least $2 million following the last day of the Fiscal Year to which such Basic Earnout Payment or Additional Earnout Payment relates.

            2.4.7. Offset. The Buyer shall have the right to offset from any Basic Earnout Payment, Additional Earnout Payment, Full Accelerated Payment and/or Pro-Rata Accelerated Payment (including the amount of any accelerated payments pursuant to Section 2.5.8.2 hereof) then due and payable to the Sellers
(a) up to the full amount due and payable to the Buyer from the Sellers for any purchase price adjustment pursuant to Section 3.6.5.1 of the Purchase Agreement,
(b) up to the full amount of any shortfall in the Foreign Accounts Payable Monthly Average in accordance with Section 2.5.4.5 hereof and Schedule 2.5.4.5 hereto, and (c) for any indemnification claims against the Sellers by the Buyer pursuant to Section 10.2 of the Purchase Agreement on the terms and subject to the limitations set forth therein. The offset rights of the Buyer pursuant to this Section 2.4.7 shall be in addition to any rights of the Buyer pursuant to the Escrow Agreement.

            2.4.8. Tax Treatment. Any payment of Basic Earnout Payment, Additional Earnout Payment, Full Accelerated Payment and/or Pro-Rata Accelerated Payment (other than payments made to the Bonus Plan) shall be treated as an adjustment to the Cash Purchase Price (as defined in the Purchase Agreement) in the Purchase Agreement for tax purposes.

            2.4.9. Investment and Securities Matters. Each Seller, solely as to itself, hereby represents and warrants to the Buyer (and prior to each issuance of Oxford Securities pursuant to this Agreement, each Seller hereby agrees to issue the Buyer a certificate certifying as of such date to) the following:


                  2.4.9.1 No Registration. Each Seller acknowledges and understands that the (a) issuance of the Oxford Securities pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended, (the "Securities Act"), or any other applicable securities laws and (b) issuance of the Oxford Securities pursuant to this Agreement is intended to be exempt from registration under the Securities Act and any other applicable securities laws by virtue of certain exemptions thereunder, including Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder, and, therefore, the Oxford Securities issued pursuant to this Agreement cannot be resold unless registered under the Securities Act and any other applicable securities laws or unless an exemption from registration is available.

                  2.4.9.2 Reliance on Representations. Each Seller acknowledges that the Buyer and its advisors will rely on the representations and warranties of such Seller contained in this Section 2.4.9 for purposes of determining whether the issuance of the Oxford Securities pursuant to this Agreement is exempt from registration under the Securities Act and any other applicable securities laws.

                  2.4.9.3 Restricted Securities/Rule 144. Each Seller understands that the Oxford Securities issued pursuant to this Agreement will be characterized as "restricted securities" under the Securities Act. In this connection, each Seller represents that such Seller is familiar with Rule 144 promulgated under the Securities Act.

                  2.4.9.4 Acquiring For Own Account. Each Seller is acquiring the Oxford Securities issued pursuant to this Agreement solely for his or its own account for investment purposes and not with a view toward any distribution.

                  2.4.9.5 Financial Ability. Each Seller (a) has the financial ability to bear the economic risk of the investment in the Oxford Securities issued pursuant to this Agreement, (b) has adequate means for providing for his or its current needs and contingencies, (c) has no need for liquidity with respect to the investment in the Oxford Securities issued pursuant to this Agreement, and (d) can afford a complete loss of the investment in the Oxford Securities issued pursuant to this Agreement at this time and in the foreseeable future.

                  2.4.9.6 Knowledge and Experience. Each Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Oxford Securities issued pursuant to this Agreement and of making an informed investment decision with respect thereto.

                  2.4.9.7 Tax Consequences. Each Seller understands that the transactions contemplated by this Agreement are not structured to obtain "tax-free" treatment under the federal Internal Revenue Code of 1986, as amended from time to time. Accordingly, such Seller may be required to recognize taxable gain based on the fair market value of the Oxford Securities issued pursuant to this Agreement as of the date received even though it will likely not be permissible to liquidate such Oxford Securities in order to pay such taxes.

                  2.4.9.8 Accredited Investor. Each Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                  2.4.9.9 Further Limitations on Dispositions. Without in any way limiting the representations set forth above, each Seller further agrees not to make any disposition of all or any portion of the Oxford Securities issued pursuant to this Agreement unless and until:

                        (a) there is then in effect a registration statement
            under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                        (b) (i) such Seller shall have notified the Buyer of the
            proposed disposition and shall have furnished the Buyer with a statement of the circumstances surrounding the proposed disposition and (ii) unless waived by the Buyer, the Buyer shall have received an opinion of counsel to the Buyer providing that such disposition will not require registration of such securities under the Securities Act or any other applicable securities laws.

            2.4.9.10 Legend. Each Seller acknowledges and agrees that the certificates representing the Oxford Securities issued pursuant to this Agreement shall bear substantially the following legend:

            The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any other applicable securities laws in reliance upon various exemptions therefrom. These shares have been acquired for investment and may not be offered for sale, sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Corporation as having any interest in such shares, in the absence of (i) an effective registration statement with respect to the shares under the Securities Act or (ii) an opinion of the Corporation's counsel to the effect that the transaction by which such shares will be offered for sale, sold, transferred, or otherwise disposed of, is exempt from or otherwise in compliance with the registration requirements of the Securities Act and any other applicable securities laws. The shares represented by this certificate may not be sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Corporation as having any interest in such shares, unless such sale, transfer or disposition is otherwise in accordance with the terms of the Earnout Agreement, dated as of June 13, 2003, among Viewpoint International, Inc., the stockholders of Viewpoint International, Inc. and the Corporation.

            2.4.9.11 Oxford Disposition Legal Opinion. If any Seller proposes to make a disposition of Oxford Securities in accordance with Section 2.4.9.9(b) herein, the Buyer shall use its commercially reasonable efforts to obtain the opinion of counsel to the Buyer contemplated by Section 2.4.9.9(b) herein.

      2.4.10. Payment Allocation. Notwithstanding anything herein to the contrary, each Basic Earnout Payment, Additional Earnout Payment, Full Accelerated Payment and Pro-Rata Accelerated Payment otherwise payable to the Sellers pursuant to this Agreement shall be payable in the respective amounts and to the respective parties as shall be specified in Schedule 2.4.10 hereto, and any resulting Tax Benefit to the Company or the Buyer resulting from any such payments (including Tax Benefits resulting from subsequent payments of such amounts from the Bonus Plan to the employee beneficiaries thereof) shall be promptly paid by the Buyer to the Sellers in accordance with their respective Seller's Percentages.

      2.5. Operating and Accounting Procedures of the Company.


      2.5.1. Generally. The parties agree that the guidelines and rules set forth in this Section 2.5 shall be used in calculating the Adjusted PBT, the Basic Earnout Payments, and the Additional Earnout Payment. The Buyer shall use its commercially reasonable efforts to enable the Company to achieve the earnout targets contemplated by this Agreement, including taking all reasonable steps to provide the Company with sufficient liquidity in order to make the capital expenditures contemplated in the agreed-upon budgets of the Company; provided, however, that nothing contained in this Agreement shall be construed to restrict in any way the Buyer's management from operating the Buyer's business (including the business of the Company) in the manner which the Buyer's management and board of directors deem most beneficial for the Buyer and the Buyer's shareholders. For the purposes of this Section 2.5, unless the context requires otherwise, references to "the Company" shall include all the Company Accounting Entities.

      2.5.2. Accounting Standards. Unless otherwise agreed to in writing by the parties, all financial statements of the Company for all times from and after the Closing shall be prepared in accordance with GAAP applied on a basis consistent with the Company's past practices set forth on Exhibit 2.5.2 hereto in a manner such that Adjusted PBT, any Basic Earnout Payment and any Additional Earnout Payment will be reasonably determinable pursuant to the terms of this Agreement. All matters relating to the calculation of Adjusted PBT, any Basic Earnout Payment, and the Additional Earnout Payment (including the determination with respect to capitalization or expense of various items and related depreciation or amortization periods, reserve methods for accounts receivable and inventory, and the treatment of other unusual or extraordinary items) shall be determined in accordance with the Company's past practices set forth on
Exhibit 2.5.2 hereto.

      2.5.3. Corporate Administrative Charges. Throughout the Four-Year Period, intercompany charges for services provided by the Buyer or any of its Affiliates to the Company will not exceed then current market rates for arms-length transactions with third parties for such services. The Company will only be charged for services actually rendered by the Buyer or any of its Affiliates. No "general corporate administrative" charge will be levied during the Four-Year Period.

      2.5.4. Management of Company. Following the Closing, the Company will be subject to all policies, procedures, and requirements applicable to the Buyer's operating units, as communicated to the Company by the Buyer from time to time. Such requirements will include, among other things, detailed budget review meetings at least twice per year, a meeting to review in detail the Company's strategy at least once per year and other mutually-agreed upon meetings between the Buyer and the Company to discuss the Company's business. Without limiting the foregoing, it is specifically understood that:

            2.5.4.1 The Company will review and discuss with the Buyer the Company's recommendations for opening any new company-owned stores, including the proposed locations, detailed financial projections (including required capital expenditures), detailed monthly projected income statements (including an appropriate charge for the capital invested in such store), cash flow statements and balance sheets. The Company and the Buyer shall work together to select only new store locations that are reasonably projected to provide a return on the capital employed in accordance with the guidelines set forth on Schedule 2.5.4.1(a) (the "Required Return on Capital"). For a proposed store to meet the required threshold standards for the Required Return on Capital, the projections for a proposed store must be reasonable in light of the recent historical performance of comparable stores and such projections must reasonably substantiate that the proposed store will achieve at least 90% of the annual and cumulative ROI's reflected on Schedule 2.5.4.1(a). Except as otherwise indicated on Schedule 2.5.4.1(a), the Buyer will advise the Sellers' Representatives in writing whether or not the Buyer approves each of the Company's proposed store openings, and the Company shall not open any such store or commit to any lease or other capital expenditure in the absence of such written approval from the Buyer. In the event the Company proposes a new store opening and the Buyer does not give approval for such opening as provided in this Section 2.5.4.1 and (a) the Company has achieved at least 90% of the cumulative Target PBT for each of the preceding Fiscal Years prior to such proposal and (b) the proposed store is reasonably projected to meet the Required Return on Capital, (as provided in this Section 2.5.4.1 and as provided in Schedule 2.5.4.1(a) then the Target PBT for each subsequent year following such proposal will be adjusted as provided in
Schedule 2.5.4.1(a). Schedule 2.5.4.1(b) sets forth the proposed timetable for projected new stores. It is understood that in no event will adjustments for a proposed store be made prior to its projected opening date consistent with the timetable set forth on Schedule 2.5.4.1(b).

      2.5.4.2 The Company will review and discuss with the Buyer the Company's future product sourcing plans and will at all times take reasonable steps to ensure that all of its suppliers comply with the Standards for Business Partners attached hereto as Exhibit A.

      2.5.4.3 The Company will review and discuss with the Buyer the Company's future product pricing plans, and the Buyer and the Company will work together to ensure that such product pricing plans are consistent with preserving the reputation and market position of the "Tommy Bahama" brand and other brands owned by the Company.

      2.5.4.4 The Company will review and discuss with the Buyer the Company's recommendations for any new licenses or extensions of existing licenses, including the proposed licensee, products, territory, royalties and other terms. The Company and the Buyer will work together to enter into only licenses that provide appropriate royalty income and also maintain and enhance the reputation and market position of the "Tommy Bahama" brand and other brands owned by the Company. The Buyer will advise the Sellers' Representatives in writing whether or not the Buyer approves each of the Company's proposed licenses, and the Company shall not enter into any new license or license extension in absence of such written approval from the Buyer.

      2.5.4.5 The Company will be expected to maintain a minimum monthly-average accounts payable (the "Foreign Accounts Payable") balance for goods purchased from non-U.S. suppliers and for buying agent commissions payable in connection with such goods (the "Foreign Accounts Payable Monthly Average") of at least $12,500,000 (the "Minimum Foreign Accounts Payable"), all as determined in accordance with Schedule 2.5.4.5 hereto. To the extent the Foreign Accounts Payable Monthly Average during any Fiscal Year is less than the Minimum Foreign Accounts Payable (as adjusted pursuant to Schedule 2.5.4.5 hereto), the Buyer shall have the right to offset any shortfall (except the amount of such shortfall, if any, caused by a reduction in the Foreign Accounts Payable at the sole direction of the Buyer) against any Basic Earnout Payment and/or Additional Earnout Payment otherwise payable hereunder in accordance with
      Schedule 2.5.4.5 hereto.

      2.5.5. Business Practices. Unless the Company has received prior written authorization from the Buyer, the Company shall not accelerate or delay the recognition of revenue or expense or delay investment in working or fixed capital, but shall account for such items on a basis consistent with the Buyer's past practices. If any such acceleration, deferral, or change occurs (without written authorization of the Buyer), Adjusted PBT, any Basic Earnout Payment, and the Additional Earnout Payment will be adjusted to negate the effects thereof.

      2.5.6. Internal Control. The Company shall be subject to a system of internal accounting controls consistent with the system of internal accounting controls applicable to the Buyer from time to time.

      2.5.7. Changes in GAAP. The parties agree that any changes in GAAP accounting rules from and after the date hereof shall not affect the calculation of any Basic Earnout Payment or any Additional Earnout Payment. The parties shall use the GAAP rules, regulations and standards in effect as of the date hereof as a basis for calculation of all Basic Earnout Payments and any Additional Earnout Payment.

      2.5.8. Acquisitions or Sale of Company.


            2.5.8.1 Acquisitions by Company. Nothing in this Agreement shall be interpreted as a restriction or limitation on the Buyer and its Affiliates' or its representative shareholders right and ability (a) to acquire by purchase, exchange, or otherwise, any other Person, whether or not engaged in a business similar or related to the business of the Company (an "Acquired Business"), provided, however, that the Buyer shall account for such Acquired Business such that Adjusted PBT, any Basic Earnout Payment, and any Additional Earnout Payment will continue to be reasonably determinable pursuant to the terms of this Agreement, or (b) to sell all or any shares of capital stock of the Buyer or any of its Affiliates, to sell all or any all of the assets of the Buyer or any of its Affiliates, or to merge with another Person. Unless the Company operates an Acquired Business, as determined by the Buyer, the Company shall have no rights or interests in or relating to any Acquired Business. If the Company operates an Acquired Business, the Company shall account for such Acquired Business separate from its business as of the Closing such that Adjusted PBT, any Basic Earnout Payment, and any Additional Earnout Payment will in no way be affected by such Acquired Business.

            2.5.8.2 Sale of Company.


            2.5.8.2.1. In the event that all or substantially all of the assets or stock of the Company are sold, transferred or otherwise disposed of by the Buyer (a "Sale Transaction") prior to the end of FY 2004 to any Person other than a wholly-owned subsidiary of the Buyer, the Buyer shall, within one Business

      Day of the consummation of such Sale Transaction, deliver written notice of such Sale Transaction to the Sellers' Representatives (such notice, the "Sale Notice"). Within fifteen (15) days of such Sale Transaction, the Buyer shall pay to the Sellers, in accordance with Section 2.4.3.2, Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000) (the "Full Accelerated Payment") (which amount consists of $25,000,000 as an acceleration of one-half of the maximum total Basic Earnout Payments which could otherwise be earned by the Sellers hereunder and $12,500,000 as an acceleration of one-half of the maximum Additional Earnout Payment which could otherwise be earned by the Sellers hereunder). All future Basic Earnout Payments and any Additional Earnout Payment which thereafter otherwise become due pursuant to the terms of this Agreement shall be reduced by the aggregate amount paid to the Sellers pursuant to this
      Section 2.5.8.2.1 prior to the Buyer paying the Sellers any future Basic Earnout Payment or any Additional Earnout Payment. For purposes of clarification, Exhibit 2.5.8.2.1 sets forth an example.

            2.5.8.2.2. In the event of a Sale Transaction after the end of FY 2004 but prior to the end of FY 2007 to any Person other than a wholly-owned subsidiary of the Buyer, the Buyer shall, within one Business Day of the consummation of such Sale Transaction, deliver a Sale Notice to the Sellers' Representatives. Within fifteen (15) days of such Sale Transaction, the Buyer shall pay to the Sellers, in accordance with
      Section 2.4.3.3, an amount (the "Pro-Rata Accelerated Payment") equal to
      (a)(i) the average percentage of the maximum potential Basic Earnout Payment earned under this Agreement for each of the preceding Fiscal Year(s) prior to such sale, transfer or disposition multiplied by (ii) the maximum potential remaining amount of all future Basic Earnout Payments and Additional Earnout Payment which could become due pursuant to the terms of this Agreement multiplied by (b) 50%. All future Basic Earnout Payments and any Additional Earnout Payment which thereafter otherwise become due pursuant to the terms of this Agreement shall be reduced by the aggregate amount paid to the Sellers pursuant to this Section 2.5.8.2.2 prior to the Buyer paying the Sellers any future Basic Earnout Payment or any Additional Earnout Payment. For purposes of clarification, Exhibit
      2.5.8.2.2 sets forth an example.

            2.5.8.2.3. The Buyer shall not consummate a Sale Transaction if the Buyer would be precluded, under the terms of the Credit Facility, from paying in full, as and when due hereunder, any Full Accelerated Payment or Pro-Rata Accelerated that would otherwise become payable by the Buyer hereunder as a result of such Sale Transaction.

3. MISCELLANEOUS.

      3.1. Sellers' Representatives. The appointment and removal of the Sellers' Representatives, as well as the authority of the Company and the Buyer to rely on the consent and approval of the Sellers' Representatives, shall be governed by Section 7.7 of the Purchase

Agreement. Any action taken by the Sellers' Representatives with respect to this Agreement shall bind and otherwise affect any rights and obligations of each Seller hereunder.

      3.2. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (a) in the case of a waiver by the Buyer, by the Buyer, and (b) in the case of a waiver by the Sellers, by the Sellers' Representatives.

      3.3. Amendment or Modification. The parties hereto may amend or modify this Agreement only by a written instrument executed by the Buyer and the Sellers' Representatives, and any such amendment or modification shall be enforceable against the Buyer and all the Sellers.


      3.4. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

      3.5. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder; provided, further, that Buyer may assign its rights, but not its obligations, under this Agreement, in whole or in part, to any Affiliate; and provided, further, that after the Closing, the Buyer may assign its rights under this Agreement to any Senior Lender; and provided, further, that the Buyer may assign its rights and obligations under this Agreement to any purchaser of all or substantially all capital stock or assets of the Company.

      3.6. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as follows:

If to any Seller or the               c/o Viewpoint International, Inc.
Sellers' Representatives:             1071 Avenue of the Americas
                                      New York, NY 10081
                                      Attn:  S. Anthony Margolis

                                      and

                                      c/o Saunders Karp & Megrue LLC
                                      262 Harbor Drive
                                      Stamford, CT 06902
                                      Attn:  David J. Oddi

With a copy to:                       Alston & Bird LLP
                                      90 Park Avenue
                                      New York, New York 10016
                                      Attn: William S. Sterns, III, Esq.

                                      and

                                      Ropes & Gray
                                      One International Place
                                      Boston, MA  02110
                                      Attention:  Daniel S. Evans, Esq.

If to the Buyer:                      Oxford Industries, Inc.
                                      222 Piedmont Avenue, N.E.
                                      Atlanta, Georgia  30308-3391
                                      Attention:    Thomas C. Chubb, III, Esq.

With a copy to:                       King & Spalding LLP
                                      191 Peachtree Street, N.E.
                                      Atlanta, Georgia  30303-1763
                                      Attention: Russell B. Richards, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) five Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

      3.7. Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.


      3.8. Third-Party Beneficiaries. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto, their respective transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

      3.9. Counterparts. This Agreement and any claims related to the subject matter hereof may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.


      3.10. Governing Law. This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

      3.11. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or to permit any of its Subsidiaries to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 3.6 is reasonably calculated to give actual notice.

      3.12. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE BUYER

ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLERS THAT THIS SECTION
3.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLERS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.




                            [SIGNATURE PAGES FOLLOW.]

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

         THE SELLERS:           SKM-TB, LLC

                                     By:  SKM EQUITY FUND III, L.P.

                                     By:  SKM PARTNERS, L.L.C.


                                     By:  /s/ David J. Oddi
                                          -----------------------------
                                          Name:  David J. Oddi
                                                   A duly authorized signatory



                                WHOLE DUTY INVESTMENT, LTD.


                                By:  /s/ CT Yeung
                                   ------------------------------
                                     Name: CT Yeung
                                               A duly authorized signatory

                                    /s/ S. Anthony Margolis
                                ------------------------------
                                     S. Anthony Margolis

                                MARGOLIS FAMILY STOCK TRUST u/a/d
                                May 1, 2001


                                By:  /s/ William S. Sterns, III
                                     -----------------------------
                                     Name:  William S. Sterns, III
                                     Title:  Trustee

                                     /s/ Lucio Dalla Gasperina
                                     ------------------------------
                                     Lucio Dalla Gasperina

                                BONITA BEACH BLUES, INC.


                                By:  /s/ Robert Emfield
                                    --------------------------
                                     Name:  Robert Emfield
                                     Title:  President

         SELLERS'

         REPRESENTATIVES:           /s/ David J. Oddi
                                ------------------------------
                                      David J. Oddi

                                   /s/ S. Anthony Margolis
                                ------------------------------
                                     S. Anthony Margolis

         THE BUYER:             OXFORD INDUSTRIES, INC.


                                By:  /s/ J. Hicks Lanier
                                    --------------------------
                                     Name:  J. Hicks Lanier
                                     Title:  Chairman, President and Chief
                                             Executive Officer

[Schedules and similar attachments omitted pursuant to Item 601(b)(2) of Regulation S-K.

          Document                    Description
          --------                    -----------
SCHEDULE 1                       Sellers' Stock Ownership
SCHEDULE 1.1.20                  Company Accounting Entities
SCHEDULE 1.1.21                  Company Capital Charge Guidelines
SCHEDULE 2.4.10                  Payment Schedule
SCHEDULE 2.5.4.1(a)              Adjustments to Target PBT
SCHEDULE 2.5.4.1(b)              New Store Timetable
SCHEDULE 2.5.4.5                 Minimum Foreign Accounts Payable
EXHIBIT 1.1.21                   Fiscal Year Month Ends
EXHIBIT 2.5.2                    Accounting Standard
EXHIBIT 2.5.8.2.1                Acceleration of Earnout Payments
                                 Example For Sale prior to FY 2004
EXHIBIT 2.5.8.2.2                Acceleration of Earnout Payments
                                 Example for Sale after FY 2004
EXHIBIT A                        Standards for Tommy Bahama Business
                                 Partners]